Imaging Diagnostic Systems Licenses Small Animal Optical Scanning Technology to Bioscan for Molecular Imaging

Fort Lauderdale, Florida, September 5, 2006—Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), a pioneer in human laser optical imaging systems, announced that it has licensed its laser optical imaging technology for use in small animal imaging to Bioscan, Inc. IDSI granted Bioscan an exclusive worldwide license to manufacture and distribute optical imaging equipment incorporating IDSI’s Laser Imager for Lab Animals (LILA) technology.

Under the agreement, Bioscan will pay an up-front license fee and royalty payments as the technology is commercialized. IDSI will transfer its small animal optical computed tomography (CT) technology, including licensing 10 issued and 3 pending US optical CT imaging patents.

Tim Hansen, Chief Executive Officer, Imaging Diagnostic Systems, said, “IDSI’s many pioneering efforts in optical molecular imaging have all had the objective to capture functional information about molecular and cellular processes. As we successfully applied these techniques to human breast imaging in our CT laser breast imaging system, we also developed the LILA capabilities for pre-clinical small animal imaging.”

The intellectual property embodied in US patent 5,952,664 protects the optical CT imaging of fluorophores; US patents 6,150,649, 6,331,700, and 6,681,130 protect the measurement of the low light levels emitted by these fluorophores. Earlier this month, IDSI received notification that their first pending LILA patent had been allowed by the US Patent and Trademark Office; it will issue shortly. Other pending US patents further strengthen IDSI’s intellectual property portfolio in this area.

LILA is a helical, optical CT scanner that simultaneously acquires optical attenuation and green fluorescent protein (GFP) image data. It images fluorescence from GFP, expressed by the DNA of jellyfish, which has been transfected into mammalian cells such as cancer tissue. LILA also images the distribution of specific fluorescent probes in animals and measures tissue optical absorption at near-infrared wavelengths to provide an anatomic reference for the fluorescence distribution.

“We are very pleased to have Bioscan, a company with capabilities in the pre-clinical animal business, take forward the opportunities to move LILA technologies into the market mainstream. IDSI is focused on our CT laser breast imaging system family and on improving breast cancer detection and treatment methods. This is a win-win. Our shareholders will get value from IDSI’s LILA developments and Bioscan will add a unique imaging technology to their offerings,” commented Hansen.

Bioscan Inc. is a private company located in Washington, DC, with commercial activities in Europe, Asia and North America. The company has targeted the small animal imaging market for rapid growth. Optical imaging will add to Bioscan’s growing list of product offerings, which include radio-probe synthesis, micro-SPECT and Nano-SPECT/CT systems.

The company is focused on small-animal imaging which is rapidly becoming a cornerstone in biomedical research, serving as an important translation tool between traditional life sciences research and clinical applications.

Theodore Kleinman, Bioscan President and CEO, commented, “We are very enthusiastic about bringing IDSI’s LILA technology to the small animal imaging market. The strong intellectual property position and the true tomographic product configuration of the LILA technology will allow Bioscan to bring a highly differentiated product to the market, enabling broad applications in the fast emerging optical molecular imaging field. We are particularly excited about the compatibility of this optical technology with our nuclear and X-ray CT imaging technologies embedded in our pre-clinical NanoSPECT/CT product.”

Imaging Diagnostic Systems is seeking FDA Premarket Approval (PMA) for its Computed Tomography Laser Mammography (CTLM®) system to be used as an adjunct to mammography. The FDA has determined that the Company’s clinical investigation is a non-significant risk (NSR) investigational device study because it does not meet the definition of a significant risk (SR) device under 812.3(m) of the investigational device exemptions (IDE) regulation (21 CFR 812). The CTLM® system is the first patented breast imaging system that utilizes state-of-the-art laser technology and patented algorithms to create 3-D images of the breast. It is a non-invasive, painless examination that does not expose the patient to radiation or require breast compression. The CTLM system is limited by United States Federal Law to investigational use only in the United States. Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, China SFDA approval, UL listing, ISO 9001:2000, ISO 13485:2003 certification and FDA export certification for its CT Laser Mammography system.

Please visit related websites at: www.imds.com and www.bioscan.com for additional information.

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Relations:
Rick Lutz
404-261-1196
lcgroup@mindspring.com